Exhibit 107

Calculation of Filing Fee Table

SC TO-T

(Form Type)

Pathfinder Acquisition Corporation

(Name of Subject Company - Issuer)

FP Credit Partners II, L.P.

FP Credit Partners Phoenix II, L.P.

(Names of Filing Persons - Offerors)

Table 1: Transaction Valuation

	Transaction Valuation		Fee Rate	Amount of Filing Fee

Fees to Be Paid	$75,000,000	(1)	0.00011020	$8,265.00	(2)

Fees Previously Paid				$8,265.00

Total Transaction Valuation	$75,000,000	(1)

Total Fees Due for Filing				$8,265.00

Total Fees Previously Paid				$8,625.00

Total Fee Offsets				—

Net Fee Due				$0.00

(1)

The transaction valuation is estimated solely for purposes of calculating the amount of the filing fee. FP Credit Partners II, L.P. and FP Credit Partners Phoenix II, L.P. are offering to purchase up to 7,5000,000 Class A ordinary shares, par value $0.0001 per share, of Pathfinder Acquisition Corporation (the “Company”), each of which was sold as part of the units issued in the Company’s initial public offering, which closed on February 19, 2021, pursuant to a prospectus dated February 16, 2021, at the tender offer price of $10.00 in cash per Class A ordinary share.

(2)

The amount of the filing fee, calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, equals $110.20 per $1,000,000 of the aggregate amount of the Transaction Valuation (or 0.011020% of the aggregate Transaction Valuation). The Transaction Valuation set forth above was calculated for the sole purpose of determining the filing fee and should not be used for any other purpose.